Exhibit C

EXCEPTED HOLDER OWNERSHIP LIMIT

Bimini Mortgage Management. Inc.

3305 Flamingo Drive, Suite 100

Vero Beach, FL 32963

November 2, 2005

Peter Norden

c/o Zukerman Gore & Brandies, LLP

875 Third Avenue, 28th Floor

New York, New York 10022

The Alyssa Blake Norden Trust of 1993

c/o Zukerman Gore & Brandies, LLP

875 Third Avenue, 28th Floor

New York, New York 10022

The Michael Jared Norden Trust of 1993

c/o Zukerman Gore & Brandies, LLP

875 Third Avenue, 28th Floor

New York, New York 10022

The Amy Suzanne Norden Trust of 1993

c/o Zukerman Gore & Brandies, LLP

875 Third Avenue, 28th Floor

New York, New York 10022

Re:                               Excepted Holder Ownership Limit for Peter Norden, The Alyssa Blake Norden Trust of 1993, The Michael Jared Norden Trust of 1993, and The Amy Suzanne Norden Trust of 1993 (collectively, the “Excepted Holders”).

Reference is made to the Agreement and Plan of Merger and Reorganization, dated as of September 29, 2005 (the “Merger Agreement”), by and among Opteum Financial Services, LLC, a Delaware limited liability company (the “Company”), Bimini Mortgage Management, Inc., a Maryland corporation (“Parent”), and the other parties named therein.  Pursuant to and in accordance with the terms and conditions of the Merger Agreement, (a) at the Effective Time (as defined in the Merger Agreement), in the Merger (as defined in the Merger Agreement) (i) Peter Norden is scheduled to receive 1,022,896 shares of Parent Common Stock (as defined in the Merger Agreement) and 495,317 shares of Parent Preferred Stock (as defined in the Merger Agreement); (ii) The Alyssa Blake Norden Trust of 1993 is scheduled to receive 167,685 shares of Parent Common Stock and 81,198 shares of Parent Preferred Stock; (iii) The Michael Jared Norden Trust of 1993 is scheduled to receive 167,685 shares of Parent Common Stock and 81,198 shares of Parent Preferred Stock; (iv) The Amy Suzanne Trust of 1993 is scheduled to receive 167,685 shares of Parent Common Stock and 81,198 shares of Parent Preferred Stock; and (b) pursuant to Section 1.15 and Section 4.6(c) of the Merger Agreement, the Excepted Holders may receive Parent Contingent Consideration (as defined in the Merger Agreement) in respect of the Contingent Amount (as defined in the Merger Agreement).  The Parent shares issued to the Excepted Holders pursuant to clauses (a) and (b)

above, together with any Parent Common Stock issued in conversion of the Parent Preferred Stock issued pursuant to clauses (a) and (b) above, are hereinafter referred to as the “Parent Capital Stock.”(1)

We have received a letter from the Excepted Holders, dated November 2, 2005 (the “Representation Letter”), making certain representations regarding the Excepted Holders’ Beneficial Ownership (as such term or its correlatives are defined in the Amended and Restated Articles of Incorporation of Parent (the “AoI”)) of the Parent Equity Stock (as defined in the AoI).

Pursuant to Section 5.8 of the Merger Agreement, and based upon the Representation Letter, we hereby advise you that an Excepted Holder Ownership Limit (as defined in the AoI) has been established pursuant to Article XIII, Section 10 of the AoI for the Excepted Holders to enable the Excepted Holders to own (i) the Parent Capital Stock and (ii) any Parent Equity Stock issued to Peter Norden pursuant to any present or future employment or other compensation agreement between Parent and Peter Norden.

The Excepted Holders shall be entitled to rely on the Excepted Holder Ownership Limit set forth herein unless any information contained in the Representation Letter is or becomes materially incorrect.

Notwithstanding the foregoing, the Excepted Holder Ownership Limit for the Excepted Holders shall not exceed 10.7% of Parent’s total outstanding Equity Stock.  Parent represents that Parent’s issuance of the Parent Capital Stock to the Excepted Holders at the Effective Time will not cause the Excepted Holders to own more than 10.7% of Parent’s total outstanding Equity Stock.

In addition to the foregoing, Parent agrees to monitor its outstanding shares of Equity Stock (including the extent to which Parent repurchases its Equity Stock or plans to repurchase its Equity Stock) and the extent to which the Parent Contingent Consideration may be issued to the Excepted Holders, and to use its best efforts to take such actions (including, but not limited to, refraining from providing Excepted Holder Ownership Limits to third persons and/or amending its AoI to reduce its Ownership Limit for persons other than the Excepted Holders and in connection therewith to increase the Excepted Holder Ownership Limit provided to the Excepted Holders) to enable the Excepted Holders to acquire and own the Parent Capital Stock and any Parent Equity Stock issued to Peter Norden pursuant to any present or future employment or other compensation agreement between Parent and Peter Norden.

(1)           Pursuant to the Merger Agreement, certain of the Parent Capital Stock will be held in escrow until released to Parent or the Members (as defined in the Merger Agreement), including the Excepted Holders, in accordance with the Merger Agreement.

Nothing in this letter shall be deemed to grant any person, other than the Excepted Holders, permission to own securities of the Parent in excess of the Parent’s otherwise applicable Ownership Limit.

Very truly yours,

Bimini Mortgage Management, Inc.

By:	Jeffrey J. Zimmer
Name: Jeffrey J. Zimmer
Title: CEO